Exhibit 99.1
CytRx Announces FDA Agreement on Regulatory Pathway to Approval for Aldoxorubicin in Soft Tissue Sarcomas

- Development Program Can Support Approval, No New Studies Requested
- NDA Submission by CytRx Being Prepared
- Conference Call on April 19, 2017 at 8:30 AM EDT/ 5:30 AM PDT

LOS ANGELES, CA., April 19, 2017 -- CytRx Corporation (NASDAQ: CYTR) today announced the U.S. Food and Drug Administration (FDA) has reached an agreement with CytRx on preparations for a New Drug Application (NDA) submission for aldoxorubicin in soft tissue sarcomas (STS). STS remains a high unmet medical need.

"We are very pleased to have achieved clarity from the FDA regarding CytRx's soft tissue sarcoma program," said Daniel Levitt, MD, Ph.D., Chief Operating Officer and Chief Medical Officer. "The FDA agreed that CytRx could use the application pathway for its filing that has been successfully used previously by the oncology drugs Abraxane®, Doxil® and Onivyde®. Our interaction with the FDA was part of a continued collaborative and productive relationship with the Agency. We look forward to providing the study reports and analysis that can lead to the approval of aldoxorubicin for the treatment of patients with soft tissue sarcomas."

The Company's goal is to submit a rolling NDA under section 505(b)(2) to the FDA for soft tissue sarcomas in the last quarter of 2017. CytRx also plans to discuss with the European Medicines Agency (EMA) a path to filing a Marketing Authorization Application (MAA). The commercial launch of aldoxorubicin is still projected for 2018 in the United States. Aldoxorubicin has received Orphan Drug Designation by the FDA for the treatment of STS. Orphan designation provides several benefits including seven years of market exclusivity after approval, certain R&D related tax credits and protocol assistance by the FDA. European regulators granted aldoxorubicin Orphan Medicinal Product Designation for STS which confers ten years of market exclusivity among other benefits.

The proposed product label would include the treatment of soft tissue sarcomas. New data could allow future use of aldoxorubicin in neoadjuvant (pre-surgery) settings, as well as a replacement for doxorubicin in combinations. CytRx is also working on a market expansion strategy which could include other indications for aldoxorubicin including combinations with other chemotherapeutics and immunotherapies.

CytRx is under confidentiality agreements with a number of companies for a commercial partnership for the marketing of aldoxorubicin. The Company believes those active discussions may be further advanced by this latest news.

Confrence Call and Webcast
CytRx management will be hosting a conference call and webcast today beginning at 8:30 a.m. Eastern Time / 5:30 a.m. Pacific Time. To access the conference call, dial 844-358-6753 and enter the passcode: 9364928. A webcast will be available in the investor relations section of the company's website, www.cytrx.com. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 855-859-2056 and enter the passcode: 9364928.

About a 505(b)(2) New Drug Application
A new drug application (NDA) under the Food and Drug Administration's (FDA) section 505(b)(2) is for a new drug containing similar active ingredients as a previously approved drug.  According to the publication Regulatory Focus, a drug reviewed under 505(b)(2) represents a modified version of a previously approved product that requires additional clinical and nonclinical studies, other than bioavailability/bioequivalence studies, to demonstrate safety and efficacy. Such an application differs from a typical NDA in that the sponsor can rely on, at least in part, the FDA's findings of safety and/or effectiveness for a previously approved reference drug.
About the Phase 2b and Phase 3 Clinical Trials
The Phase 2b trial involved 123 patients at 31 sites. Patients with advanced soft tissue sarcomas were randomized 2:1 to receive either 350 mg/m2 of aldoxorubicin (83 patients) or 75 mg/m2 of doxorubicin (40 patients) every 3 weeks for up to 6 cycles. The trial was designed to compare aldoxorubicin directly with doxorubicin.
The randomized, controlled Phase 3 trial enrolled a total of 433 patients at 79 clinical sites.  Patients with metastatic, locally advanced or unresectable soft tissue sarcomas who had either not responded to, or who had progressed following treatment with one or more systemic regimens of non-adjuvant chemotherapy were randomized 1:1 to be treated with aldoxorubicin or the investigator's choice of an approved chemotherapeutic regimen, including doxorubicin, ifosfamide, dacarbazine, pazopanib (Votrient®), or gemcitabine plus docetaxel.
About Soft Tissue Sarcoma
Soft tissue sarcoma is a cancer occurring in muscle, fat, blood vessels, tendons, fibrous tissues and connective tissue.  It can arise anywhere in the body at any age.  STS remains a high unmet medical need because of the difficulty in treating the more than 50 types of this aggressive cancer.  According to the American Cancer Society, in 2016 more than 12,300 new cases were diagnosed in the U.S. and approximately 5,000 Americans died from this disease.  In addition, approximately 40,000 new cases and 13,000 deaths in the U.S. and Europe are part of a growing underserved market.
About Aldoxorubicin
Aldoxorubicin is a rationally engineered cytotoxic which combines doxorubicin, a widely used chemotherapeutic agent, with a novel linker molecule that binds directly and specifically to circulating albumin, the most abundant protein in the bloodstream. Protein-hungry tumors concentrate albumin, which facilitates the delivery of the linker molecule with the attached doxorubicin to tumor sites. In the acidic environment of the tumor, but not the neutral environment of healthy tissues, doxorubicin is released. Typically, doxorubicin is delivered systemically and is highly toxic, which limits its dose to a level below its maximum therapeutic benefit. Doxorubicin also is associated with many side effects, especially the potential for damage to heart muscle at cumulative doses greater than 450 mg/m2. Using this acid-sensitive linker technology, aldoxorubicin delivers greater doses of doxorubicin (3 ½ to 4 times). To date, there has been no evidence of clinically significant effects of aldoxorubicin on heart muscle, even at cumulative doses of the drug well in excess of 5,000 mg/m2. Aldoxorubicin is the first-ever single agent to show superiority over doxorubicin in a randomized clinical trial in first-line STS.

About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. CytRx currently is focused on the clinical development of aldoxorubicin, its improved version of the widely used chemotherapeutic agent doxorubicin.  CytRx is also expanding its pipeline of oncology candidates at its laboratory facilities in Freiburg, Germany, through its LADR™ (Linker Activated Drug Release) technology platform, a discovery engine designed to leverage CytRx's expertise in albumin biology and linker technology for the development of a new class of anti-cancer therapies.
Forward-Looking Statements
This press release contains forward-looking statements. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the timing of CytRx's preparation and submission of an NDA for aldoxorubicin for the treatment of STS and FDA acceptance and review of any NDA, the risk that CytRx may be unsuccessful in obtaining FDA approval or, if approval is obtained, in commercializing aldoxorubicin in the United States or elsewhere, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and other risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
CytRx Corporation
David J. Haen
Vice President, Business Development and Investor Relations
(310) 826-5648, ext. 304
dhaen@cytrx.com
Media Contact:
Argot Partners
Eliza Schleifstein
(973) 361-1546
eliza@argotpartners.com
Investor Relations Contact:
Argot Partners
Michelle Carroll
(212) 600-1902
michelle@argotpartners.com